EXHIBIT 99.1

Westaff Reports Fiscal 2003 Third Quarter Results

                WALNUT CREEK, CA, Wednesday, August 20, 2003  —  Westaff, Inc. (NASDAQ: WSTF), a leading provider of temporary light industrial, clerical/administrative and call center staff, today reported financial results for its third fiscal quarter, which ended July 12, 2003.

Revenues for the third quarter of fiscal 2003 were $117.1 million, up sequentially from $116.4 million in the second quarter of 2003, but down $2.0 million, or 1.6%, from the third quarter of fiscal 2002.  Domestic revenues decreased 5.9% from the prior year quarter primarily due to a reduction in sales for some higher volume, low margin government business as well as softness in the domestic economy.  Revenues for international operations increased 19.0%.  Excluding the effect of exchange rate fluctuations, international revenues increased 3.4% for the quarter.

Gross margin was 17.6% for the 2003 fiscal quarter as compared to 18.5% for the same quarter of fiscal 2002.  The lower gross margin reflects the intensely competitive pricing environment in the domestic temporary staffing industry, which continues as a result of a soft U.S. economy, combined with increased workers’ compensation and state unemployment insurance costs.

“We had anticipated that our third quarter revenues would be below those of the comparable 2002 quarter,” commented Westaff President and CEO Dwight S. Pedersen “and are concentrating our efforts on positioning the domestic operations for growth as the economy improves.  I am pleased with the improvements in our international operations and am anticipating continued growth in that arena.

“Our focus on our direct hire programs as one means of improving gross margins has shown initial success, and we have increased revenues from these programs sequentially quarter over quarter during fiscal 2003.  In addition, our Trak products continue to elicit very positive feedback from our customers and have helped us win some significant accounts.  We believe that we are well positioned to take advantage of future economic growth.”

Selling and administrative expenses for the third quarter of fiscal 2003 were $16.0 million compared to $16.7 million in the fiscal 2002 quarter.  As a percentage of revenues, selling and administrative expenses were down from 14.1% in the fiscal 2002 quarter to 13.7% in fiscal 2003.  The Company reported an operating loss from continuing operations of $0.4 million for the third quarter of fiscal 2003 as compared to operating income from continuing operations of $0.4 million for the 2002 quarter.  The current quarter’s operating loss from continuing operations has been reduced by $1.9 million as compared to the second quarter of fiscal 2003, primarily reflecting the positive effects of the Company’s cost containment initiatives.

“We are benefiting from the results of our concerted efforts to reduce costs and improve productivity,” continued Mr. Pedersen “ and are very enthusiastic about the responses we are receiving from those field offices which have migrated to our new proprietary front-office operating system.  As of August 20, 40 offices are now operating on the new system and are reporting significant productivity improvements in timecard processing.”

For the 36 weeks ended July 12, 2003, revenues were $351.4 million, with an operating loss from continuing operations of $2.9 million.  This compares with revenues of $335.8 million and an operating loss from continuing operations of $5.1 million in the fiscal 2002 period.  The fiscal 2002 loss includes restructuring charges of $1.9 million.

During the current fiscal quarter, the Company successfully negotiated an amendment to its Multicurrency Credit Agreement which reset certain financial covenants and waived covenant violations existing at the end of the second quarter.  As of the end of the third quarter of fiscal 2003, the Company’s Australian subsidiary was not in compliance with certain financial covenants within the Australian credit facility.  The Company is working with its Australian lenders to obtain waivers for these covenants and expects to complete this process promptly.  As of July 12, 2003, the Company had $2.8 million outstanding under the Australia credit facility.

Westaff provides staffing services and employment opportunities for businesses in global markets.  Westaff annually employs approximately 150,000 people and services more than 15,000 client accounts from more than 280 offices located throughout the U.S., the United Kingdom, Australia, New Zealand, Norway and Denmark. For more information, please visit our Web site at www.westaff.com.

This press release contains forward-looking statements as defined in the Securities Exchange Act of 1934, and is subject to the safe harbors created by law.  Forward-looking statements contained herein include, but are not limited to, the statements of Mr. Pedersen regarding sales, margins, programs, products, costs and the prospects for fiscal 2003.  The forward-looking statements contained herein involve a number of assumptions, risks and uncertainties. Actual results of future events could differ materially from estimates.  Among the factors affecting future operating results are: possible adverse effects of fluctuations in the general economy, variability of employee-related costs including workers’ compensation liabilities and unemployment insurance costs, compliance with debt covenants, liquidity, reliance on executive management, uncertain ability to continue and manage growth, control by a significant shareholder, reliance on management information systems, risks related to international operations, risks related to customers, variability of operating results and the seasonality of the business cycle, ability to attract and retain the services of qualified temporary personnel, a highly competitive market, reliance on field management, employer liability risks and risks related to franchise agent and licensed operations.

Forward-looking statements are based on the beliefs and assumptions of the Company’s management and on currently available information.  The Company undertakes no responsibility to publicly update or revise any forward-looking statement.  Additional information concerning the risks and uncertainties listed above, and other factors you may wish to consider, are contained in the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Form 10-K, Form 10-Q, Form 8-K and other filings.

ANALYSTS/INVESTORS CONTACT:	Dirk A. Sodestrom
Senior Vice President and
Chief Financial Officer
Telephone: 925/930-5300
e-mail: dsodestrom@westaff.com

PRESS CONTACT:	Linda Gaebler
Vice President, Marketing Communications
Telephone: 925/930-5368
e-mail: lgaebler@westaff.com

Financial table follows……..

Westaff, Inc.

Unaudited Financial Highlights

(In thousands, except per share data)

	Fiscal Quarter Ended
	July 12, 2003	July 13, 2002
Statements of Operations:

Revenues	$117,149	$119,104
Costs of services	96,479	97,064
Gross profit	20,670	22,040
Gross margin	17.6%	18.5%
Franchise agents’ share of gross profit	3,699	3,432
Selling and administrative expenses	16,043	16,740
Depreciation and amortization	1,317	1,481
Operating income (loss) from continuing operations	(389)	387
Interest expense	374	525
Interest income	(39)	(79)
Loss from continuing operations before income taxes	(724)	(59)
Provision for income taxes	123	475
Net loss	$(847)	$(534)

Basic and diluted loss per share:	$(0.05)	$(0.03)

Weighted average common shares outstanding — basic and diluted	15,995	15,947

Westaff, Inc.

Unaudited Financial Highlights

(In thousands, except per share data)

	36 Weeks Ended
	July 12, 2003	July 13, 2002
Statements of Operations:

Revenues	351,424	335,772
Costs of services	290,573	273,103
Gross profit	60,851	62,669
Gross margin	17.3%	18.7%
Franchise agents’ share of gross profit	10,673	9,900
Selling and administrative expenses	49,157	51,352
Restructuring charges	1,896
Depreciation and amortization	3,907	4,575
Operating loss from continuing operations	(2,886)	(5,054)
Interest expense	1,196	1,661
Interest income	(140)	(295)
Loss from continuing operations before income taxes and cumulative effect of change in accounting principle	(3,942)	(6,420)
Provision (benefit) for income taxes	232	(2,629)
Loss from continuing operations before cumulative effect of change in accounting principle	(4,174)	(3,791)
Income from discontinued operations	316
Cumulative effect of change in accounting principle	(670)
Net loss	$(4,528)	$(3,791)

Basic and diluted earnings (loss) per share:
Continuing operations before cumulative effect of change in accounting principle	$(0.26)	$(0.24)
Discontinued operations	$0.02	$—
Cumulative effect of change in accounting principle	$(0.04)	$—
Net loss	$(0.28)	$(0.24)

Weighted average common shares outstanding — basic and diluted	15,987	15,935

	July 12, 2003	November 2, 2002
Balance Sheet Highlights:

Current assets	$74,285	$91,445
Property and equipment, net	13,887	15,778
Goodwill, net	11,586	12,034
Other long-term assets	2,569	2,698
Total assets	$102,327	$121,955

Current liabilities	$40,881	$57,373
Long term liabilities	25,974	25,632
Total liabilities	66,855	83,005
Stockholders’ equity	35,472	38,950
Total liabilities and stockholders’ equity	$102,327	$121,955